Exhibit 10.5
COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES
AMENDMENT NO. 1 TO COMPREHENSIVE CARE CORPORATION
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
     THIS AMENDMENT NO. 1 to the Comprehensive Care Corporation (the “Company”) Amended and Restated Non-Employee Director Stock Option Plan (the “Plan”) amends the Plan as set forth below effective as of the date approved by the Company’s shareholders. All capitalized terms not specifically defined in this Amendment shall have the meanings provided to them in the Plan.
     NOW, THEREFORE, the Plan is hereby amended as follows:
1. The definition of “Fair Market Value” in Section 1.1 (k) of the Plan is hereby amended in its entirety to read as follows:
“ ‘Fair Market Value’ with respect to a share of Stock on a particular date shall mean (i) the closing sales price per share of Stock on a national securities exchange on which the Stock is principally traded, for the last preceding date on which there was a sale of such Stock on such exchange, (ii) if the shares of Stock are then traded in an over-the-counter market, the closing price for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine in good faith.”
2. The first sentence of Section 2.2 of the Plan is hereby amended in its entirety to read as follows:
“Subject to adjustment in accordance with Section 7.1, 1,000,000 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Options.”
3. Section 3.1 of the Plan is hereby amended in its entirety to read as follows:
“3.1 Number of Option Shares. Except as otherwise provided by the Director Plan Committee, a Participant shall be granted Options as follows:
     (a) Each individual who is serving as a Non-Employee Director as of the effective date of Amendment No. 1 to the Plan (the “Amendment No. 1 Effective Date”) will be granted, as of the Amendment No. 1 Effective Date, an Option to purchase 25,000 shares of Stock.
     (b) Each individual who first becomes a Non-Employee Director on or after the Amendment No. 1 Effective Date, whether through election at an annual meeting of the Company’s stockholders or through appointment by the Board, will be granted, at the time of such election or appointment, an Option to purchase 25,000 shares of Stock (the “Initial Grant”).
     (c) Commencing with the 2006 annual meeting of the Company’s stockholders, each individual who is a Non-Employee Director will be granted on the day of the annual meeting of stockholders of the Company (if he or she continues to serve in such capacity) an Option to purchase 15,000 shares of Stock (the “Annual Grant”).”
4. Section 3.4 of the Plan is hereby amended to add subsection 3.4(d), which shall read in its entirety as follows:
“In the event that any Option granted hereunder is deemed to constitute deferred compensation within the meaning of Code Section 409A, such Option shall comply with the requirements of Code Section 409A and the provisions of such Code Section shall be deemed incorporated herein by reference to the extent required by law.”
5. Subsections (a) and (b) of Section 3.5 are hereby deleted in their entirety and replaced with the following:

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COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES
“With respect to all Options granted under the Plan, the Option shall vest in 20% increments on each “Vesting Date,” provided the Participant is still a Director on the Vesting Date. For purposes hereof, the term Vesting Date shall mean each one year anniversary of the date of grant.”
6. Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect.

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